Exhibit 99.6

ASSIGNMENT, ASSUMPTION AND AMENDMENT OF THE

SECOND AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

This ASSIGNMENT, ASSUMPTION AND AMENDMENT OF THE SECOND AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Assignment”) is made effective as of this 30th day of August, 2021 (the “Effective Date”), by and among Epsilon Acquisitions LLC, a Delaware limited liability company (“Epsilon” or “Assignor”), Minera del Norte S.A. de C.V., a Mexican societe anonime (“Minosa”), Drumcliffe Partners IV SMA1, LLC, a Delaware limited liability company (“Assignee”), and Odyssey Marine Exploration, Inc., a Nevada corporation (the “Company”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Registration Rights Agreement (as defined below).

RECITALS

A. In connection with Assignor’s purchase of shares of the Company’s common stock (the “Common Stock”), a warrant to purchase Common Stock and a note convertible into Common Stock, Assignor and the Company entered into that certain Second Amended and Restated Registration Rights Agreement dated as of August 10, 2017 (the “Registration Rights Agreement”), pursuant to which the Company agreed to provide Assignor certain registration rights.

B. On the date hereof, Epsilon and Assignee entered into that certain Purchase Agreement (the “Purchase Agreement”), whereby Assignee purchased from Epsilon all of the shares of Common Stock owned by Epsilon (the “Share Purchase”).

C. Section 3.6 of the Registration Rights Agreement permits Assignor to assign its rights under the Registration Rights Agreement.

D. In connection with the Share Purchase, Assignor desires to assign to Assignee its entire right, title and interest in and to the Registration Rights Agreement and Assignee desires to accept said assignment and has agreed to be bound by all terms, conditions and obligations of Assignor under the Registration Rights Agreement.

E. Pursuant to Section 2.3 of the Registration Rights Agreement, the Company is required to prepare and file with the SEC a Shelf Registration Statement no later than the “Filing Deadline,” which is within 60 days after conversion of the Note.

F. Prior to consummation of the Share Purchase, Epsilon exercised its right to convert the Note into shares of Common Stock, and the parties now desire to amend the Registration Rights Agreement to provide that the “Filing Deadline” shall be within 60 days after written demand by any Initiating Holder (as defined below).

NOW, THEREFORE, for and in consideration of the mutual promises of the parties and of other good and valuable consideration, receipt and sufficiency of which are hereby acknowledged, the parties intending to be legally bound agree as follows:

ASSIGNMENT AND ASSUMPTION

1. Assignor hereby assigns, transfers and conveys to Assignee, all of Assignor’s right, title and interest in and to the Registration Rights Agreement and is hereby released from all further obligations under the Registration Rights Agreement.

2. Assignee agrees that from and after the Effective Date, Assignee shall be obligated to perform the obligations of Assignor arising under the Registration Rights Agreement to the same extent as if Assignee had been the original party under the Registration Rights Agreement.

3. The Company hereby acknowledges the assignment and assumption of the Registration Rights Agreement set forth herein, agrees that Assignee, and its successors or assigns, shall be deemed to be the Investor under the terms of the Registration Rights Agreement in substitution for Assignor and shall continue to be bound by and perform all of its obligations of under the Registration Rights Agreement and that Epsilon shall have no further obligations under the Registration Rights Agreement.

4. The Company, Assignor and Assignee hereby agree that the term “Initiating Holder,” as used in the Registration Rights Agreement, shall mean either of, acting separately, (a) the holders of a majority of the shares purchased by Assignee or (b) Minosa.

5. Assignor shall, upon request of Assignee or the Company, execute, acknowledge and deliver all such further assignments, conveyances and assurances as may be reasonably required by Assignee or the Company in connection with this Assignment.

AMENDMENT

1. Effective as of the Effective Date, Section 2.3(a) of the Registration Rights Agreement is hereby deleted and replaced in its entirety with the following:

“(a) Registration Statements. Promptly following the conversion of the Note into Common Stock and a written request delivered to the Company by Minosa or by the holders of a majority of the shares acquired by Drumcliffe Partners IV SMA1, LLC, a Delaware limited liability company (“Drumcliffe”), from Epsilon pursuant to the Purchase Agreement, dated as of August 30th, 2021, between Epsilon and Drumcliffe, but in no event later than 60 days after delivery of such written request (the “Filing Deadline”), the Company shall prepare and file with the SEC one Registration Statement on Form S-3 (or, if Form S-3 is not then available to the Company, on such form of registration statement as is then available to effect a registration for resale of the Registrable Securities) for an offering to be made on a continuous basis pursuant to Rule 415 under the Securities Act (the “Shelf Registration Statement”). Such Shelf Registration Statement shall include the aggregate amount of Registrable Securities (including the Shares) to be registered therein and the intended methods of distribution thereof, subject to the limitations of Form S-3. To the extent the rules and regulations of the Commission do not permit such Shelf Registration Statement to include all of the Registrable Securities, the Company shall use its reasonable best efforts to register the maximum amount permitted by the Commission and the Registrable Securities required to be omitted from such Registration Statement shall be determined in the sole discretion of the Initiating Holder.”

2. Except as otherwise expressly provided herein, the terms, conditions, and provisions of the Registration Rights Agreement shall remain unaltered and in full force and effect, and are ratified and confirmed by this reference. The parties hereto acknowledge that nothing herein shall affect the rights of Minosa under the terms of the Registration Rights Agreement.

GENERAL

1. This Assignment shall be binding upon and inure to the benefit of the parties hereto, and their respective heirs, successors and assigns.

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2. This Assignment shall be governed by and construed in accordance with the laws of the State of Delaware.

3. This Assignment may be executed in two or more counterpart copies, and by electronic transmission, all of which shall have the same force and effect as if all parties had executed a single copy of this Assignment.

[Signature Page Follows]

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The parties have executed this Assignment to be effective as of the Effective Date.

ASSIGNOR:

EPSILON ACQUISITIONS LLC, a Delaware limited liability company

By:	/s/ Alonso Ancira
Name: Alonso Ancira
Title: Managing Member

MINOSA:

MINERA DEL NORTE S.A. DE C.V., a Mexican societe anonime

By:	/s/ Andres Gonzalez Saravia
Name: Andres Gonzalez Saravia
Title: Legal Representative

The parties have executed this Assignment to be effective as of the Effective Date.

ASSIGNEE:

DRUMCLIFFE PARTNERS IV SMA1, LLC, a Delaware limited liability company

By:	/s/ Scott Vincent
Name: Scott Vincent
Title: Managing Member

COMPANY:

ODYSSEY MARINE EXPLORATION, INC., a Nevada corporation

By:	/s/ Mark D. Gordon
Name: Mark D. Gordon
Title: Chief Executive Officer